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                                                                Exhibit 23.1





                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Pharma Patch Public Limited Company

We consent to incorporation by reference in the registration statements (No. 33-83478, 33-93606 and 333-02630) on Form S-8 of Pharma Patch Public Limited Company of our report dated May 9, 1996, relating to the consolidated balance sheet of Pharma Patch Public Limited Company and subsidiaries as of February 29, 1996, and the related consolidated statements of earnings and loss and deficit and cash flows for the year then ended, which report appears in the February 29, 1996 annual report on Form 10-KSB/A (Amendment No. 1) of Pharma Patch Public Limited Company.


KMPG Peat Marwick LLP


Short Hills, New Jersey
December 10, 1996